CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 31st day of October, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. Seller, Agent and Buyer shall be each referred to as a "Party" and together, as the "Parties" in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the Parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Eight Hundred and Fifty Thousand U.S. Dollars ($850,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid no later than Thirty (30) calendar days from the Effective Date, unless otherwise mutually agreed by the Parties in writing. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date on the terms set forth in this Purchase Agreement. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative of Buyer and a designated representative of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer at the Storage Location (as defined in Section 7.1 below), be in the same material condition as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Storage Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer is prepared within five (5) business days of delivery of the Work to the Storage Location, which shall confirm that the condition of the Work is materially the same as set forth in the Condition Report ("***Delivery Report***"). If the Work is not in materially the same condition as reflected in the Condition Report at the time of its delivery at the Storage Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion within a period of up to five (5) business days from the date of inspection. If Buyer either fails to: (a) conduct the inspection with five (5) business days of delivery of the Work to the Storage Location; or (b) notify Seller of any objections to the condition of the Work within five (5) business days of inspection of the Work at the Storage Location, Buyer shall be deemed to have accepted the condition of the Work.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. To induce Seller to enter into this Purchase Agreement, Agent and Buyer each represent and warrant to Seller on the Effective Date and on the Closing Date that:

3.2.1 They each have the full legal authority to enter into and perform this Purchase Agreement, including payment to Seller of the Purchase Price, and to make the representations and warranties contained herein.

3.2.2 Neither is insolvent and will not be rendered insolvent by the transaction contemplated herein.

3.2.3 The purchase of the Work is not designed to facilitate tax evasion or tax fraud, or violate the banking, anti-money laundering or currency transfer laws or regulations of any country.

3.2.4 They will each provide Seller promptly upon demand with all client identification documentation required by Seller including in order that Seller may comply with applicable anti-money laundering regulations.

3.2.5 Neither Party is on the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the United States Department of the Treasury.

3.2.6 No other laws, guidelines or restrictions of any country or have been, or will be, violated in connection with the sale of the Work to Buyer via Agent as contemplated by this Purchase Agreement.

3.3 The Parties do respectively hereby agree to indemnify, defend and hold one another free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against one another as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against one another arising by reason of, or in connection with, the breach or alleged breach by one another of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by one another contained in this Purchase Agreement.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement to the benefit of the Parties to this Agreement only, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to the Parties' obligations that their respective representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Storage Location (as defined in Section 7.1 below), Seller shall store the Work in fine art storage at [***] (the "Current ***Location***"). Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location as set forth in Section 3.1.6 above and (ii) payment by Buyer of the amount due on the Closing Date. On the Effective Date, Seller shall promptly provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

6. TITLE. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller.

7. DELIVERY AND EXPENSES.

7.1. Within ten (10) business days of the Effective Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers, of which Agent will have been previously notified in writing, to Seller's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "Storage ***Location***"). Agent shall promptly as of the Effective Date provide Seller with full details of Agent's account at the Storage Location in order that Seller may ultimately deliver the Work to the Delivery Location with the said time. Within two (2) business days of the Closing Date, and only if the Seller has received the Purchase Price into their account in full and cleared funds, Seller shall transfer the Work to the Agent's account at the same facility, at which point it shall become the "***Delivery Location***" under the terms of this Purchase Agreement.

7.2. Seller shall pay all costs and be responsible for arranging crating, packing, shipping and insuring the Work from the Current Location to the Delivery Location and insuring the Work until the delivery of the Work to the Delivery Location as set forth in Section 7.1 above.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due to any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any

such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The Parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Current Location on October 18th, 2022. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Storage Location, UOVO Delaware, on behalf of Agent, shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Purchase Agreement by any Party; or (ii) the falsity or material inaccuracy, actual or alleged, of any of any Parties' representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by any Party or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), then Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement. If such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. LIMITATION OF LIABILITY. Under no circumstances shall any Party to this Agreement shall be liable for any special, incidental, indirect or consequential damages whatsoever (including without limitation, damages for loss of business profits, reputational damage or any other pecuniary loss) howsoever caused and on any legal or equitable theory of liability. Other than as it relates to a breach of confidentiality, for which no limit shall apply, for the avoidance of doubt, Seller's liability to Agent and Buyer shall be capped at the Purchase Price only.

12.CONFIDENTIALITY. The Parties acknowledge that the provisions and subject matter of this Agreement, including but not limited to the Purchase Price, are strictly confidential and each Party agrees not to disclose any of the forgoing information to any person or entity (save to their legal and financial advisors on a limited need to know confidential basis only), except as may be required to do so by court or administrative order or with the written permission of the other Party or as the case may be Parties. For the avoidance of doubt, the Parties acknowledge that Masterworks may disclose as a matter of course in its standard business practices in securitization of artworks that it: (i) purchased the Property in a private sale from a private collection, (ii) the purchase price, and (iv) any payment terms were extended ("*Permitted Disclosures*"). Such Permitted Disclosures shall not be a breach of the duty of confidentiality under this Purchase Agreement. The provisions of this Section 12 shall survive termination of this Purchase Agreement howsoever caused.

13. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Other than in Masterworks' standard business practices in the securitization of artworks, no Party may assign their rights under this Purchase Agreement without the prior written consent of the other Parties to this Purchase Agreement. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the Parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT ON ITS BEHALF AND ON BEHALF OF BUYER:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Stanley Whitney	(the "Work")
Title:	Morning Bird	
Medium:	Oil on Linen	
Size:	92 x 92 in. (233.68x 233.68 cm.)	
Date:	2022	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $850,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated October 31, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: